EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
Sub-Item 77 C Matters submitted to a vote of security holders:

Results of Special Shareholders Meeting (Unaudited)

A special meeting of shareholders of the Wilmington
International Multi-Manager Portfolio (the "Portfolio") of
WT Mutual Fund was held on August 16, 2002. Portfolio shareholders of record on June 28, 2002 were eligible to vote at the meeting. As of the record date there were 9,809,174.26 outstanding shares of the Portfolio. At the meeting the shareholders voted (i) to approve a new sub-advisory agreement among RSMC, Deutsche Asset Management,
Inc., and WT Investment Trust I (the "Trust"), on behalf of the International Multi-Manager Series (the "Series"), the master series of the Portfolio; and (ii) to approve a new sub-advisory agreement among RSMC, Julius Baer
Investment Management Inc., and the Trust, on behalf of the Series. DAMI and JBIMI have served as sub-advisers to the Series since September 3, 2002. Voting for each proposal was as follows:

Proposal 1:	To approve a new sub-advisory agreement among
RSMC, Deutsche Asset Management, Inc., and the
Trust, on behalf of the Series.

Votes For		Votes Against		Votes Abstained
8,619,504.00			0			0

Proposal 2:	To approve a new sub-advisory agreement among
RSMC, Julius Baer Investment Management Inc., and the Trust, on behalf of the Series.

Votes For		Votes Against		Votes Abstained
8,619,504.00		0			0

On November 14, 2002, the Board of Trustees voted to terminate the sub-advisory agreement with DAMI and to appoint Goldman Sachs Asset Management ("GSAM") to serve as a new Sub-Adviser, effective January 2, 2003. As of January 2, 2003, GSAM has provided sub-advisory services to the Series pursuant to an interim sub-advisory agreement.
Shareholders of the Portfolio will be asked to consider the approval of a new agreement under similar terms and conditions as the interim sub-advisory agreement at a meeting to be held in 2003.


EXHIBIT B:
Sub-Item 77 D (g) Policies with respect to security investment:

On November 14, 2002, the Board of Trustees adopted the following resolutions to become effective January 1, 2003 to change the market capitalization range of companies in which the Small Cap Value Series, Mid Cap Value Series and Large Cap Value Series may invest:


WHEREAS, the Small Cap Value Series, the
Wilmington Small Cap Value Portfolio and CRM Small
Cap Value Fund (through their investments in the Small Cap Value Series) invests at least 80% of their total assets in securities of companies that have a market capitalization of $1 billion or less
("small cap companies") at the time of purchase;

WHEREAS, the Mid Cap Value Series, the Wilmington
Mid Cap Value Portfolio and CRM Mid Cap Value Fund
(through their investments in the Mid Cap Value
Series) invests at least 80% of their total assets in securities of companies that have a market capitalization between $1 billion and $10 billion
("mid cap companies") at the time of purchase;

WHEREAS, the Large Cap Value Series, the
Wilmington Large Cap Value Portfolio and CRM Large
Cap Value Fund (through their investments in the Large Cap Value Series) invests at least 80% of its total assets in securities with a market capitalization of at least $10 billion or higher
("large cap companies") at the time of purchase;

WHEREAS, due to current market conditions the capitalization of small cap companies, mid cap companies, large cap companies have significantly fluctuated and reduced the number of issuers that meet the definitions contained in the foregoing resolutions;

WHEREAS, Cramer Rosenthal McGlynn ("CRM"), the adviser to the Small Cap Value Series, Mid Cap
Value Series and Large Cap Value Series
(collectively, the "CRM Managed Series"), has proposed that the Board of Trustees of WT
Investment Trust I and WT Mutual Fund
(collectively, the "WT Funds") modify the definition of small cap companies, mid cap companies and large cap companies by stating that the capitalization of companies that fall within the definition of small cap companies, mid cap companies and large cap companies, as the case may be, will be tied to an appropriate index in order to provide CRM with more flexibility to manage the investments of the CRM Managed Series and Wilmington Small Cap Value Portfolio, Wilmington
Mid Cap Value Portfolio, Wilmington Large Cap
Value Portfolio, CRM Small Cap Value Fund, CRM Mid
Cap Value Fund and CRM Large Cap Value Fund
(collectively, the "Feeder Funds") in light of current and future market conditions;

WHEREAS, CRM has recommended that the Board of Trustees of the WT Funds approve a change to certain non-fundamental investment policies of the CRM Managed Series and the Feeder Funds to accommodate such series' investments in small cap companies, mid cap companies, and large cap companies, as the case may be;

WHEREAS, the Board of Trustees of the WT Funds have determined that it is in the best interests of the CRM Managed Series, the Feeder Funds and their respective shareholders that certain changes be made to certain non-fundamental policies of the CRM Managed Series and Feeder Funds;

NOW THEREFORE BE IT

RESOLVED, that effective January 1, 2003, the
Small Cap Value Series, the Wilmington Small Cap
Value Portfolio and CRM Small Cap Value Fund will consider an issuer to be a "small cap company" if such issuer has a market capitalization, at the time of purchase, less than the capitalization of the largest stock in the Russell 2000 Value Index;
and be it

FURTHER RESOLVED, that effective January 1, 2003, the Mid Cap Value Series, the Wilmington Mid Cap
Value Portfolio and CRM Mid Cap Value Fund will consider a company to be a "mid cap company" if such issuer has a market capitalization, at the time of purchase, between the capitalization of the smallest company and largest company in the Russell Midcap Value Index; and be it

FURTHER RESOLVED, that effective January 1, 2003, the Large Cap Value Series, the Wilmington Large
Cap Value Portfolio and CRM Large Cap Value Fund will consider a company to be a "large cap company" if such company has a market capitalization, at the time of purchase, at least equal to that of the smallest company in the top
40% of the Russell 1000 Value Index; and be it

FURTHER RESOLVED, that the appropriate officers of the WT Funds be, and each hereby is authorized and directed to take all action required to effect the foregoing investment policies, including the filing of an amendment to each of the WT Funds' registration statements on Form N-1A; and be it

FURTHER RESOLVED, that all actions previously taken by any officer of the WT Funds, in the name and on behalf of the WT Funds in connection with the foregoing resolutions, are hereby adopted, ratified, confirmed and approved in all respects.